Exhibit 99.1

NEWS RELEASE

For Immediate Release
November 9, 2015
For Further Information Contact:
Charles R. Hageboeck, President and Chief Executive Officer
(304) 769-1102

City Holding Company Completes Purchase of American Founders Bank branches in Lexington, Kentucky

Charleston, West Virginia – City Holding Company, “City” (NASDAQ:CHCO) is pleased to announce that City’s wholly-owned subsidiary City National Bank of West Virginia has completed the purchase of three branches in Lexington, Kentucky from American Founders Bank, Inc. (“AFB”), a wholly-owned subsidiary of Financial Holdings, Inc. The purchase, which was announced in June 2015, adds approximately $145 million in deposits and $119 million in loans. With the purchase of these three branches, City grows to $3.8 billion in assets and operates 85 banking offices in West Virginia, Virginia, Kentucky, and Ohio.

City’s President and Chief Executive Officer, Skip Hageboeck, stated, “We are very excited about our opportunities for growth in the Lexington area, which is one of the best markets in this region of the country. It is a pleasure to welcome AFB’s President, Bill Craycraft, a veteran Lexington banker, and his experienced Lexington team, excellent staff, and loyal customers into the City family.”

About City Holding Company
City is a $3.8 billion diversified financial holding company with its headquarters in Charleston, West Virginia. City National Bank (the principal banking subsidiary of City) operates 85 branch locations serving communities across West Virginia, Virginia, Kentucky, and Ohio. City’s common stock pays a dividend of $1.68 annually. Additional information is available at www.bankatcity.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,”

“projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of City and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of City. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in City’s reports (such as its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Internet site (www.sec.gov) and on City’s website (bankatcity.com). City does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.